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EXHIBIT 21.1

AMERICAN PATRIOT FINANCIAL GROUP, INC.—SUBSIDIARIES

        At December 31, 2007, the subsidiary of the Registrant is as follows:

        American Patriot Bank, 3095 East Andrew Johnson Highway, Greeneville, Tennessee 37745—a Tennessee chartered state bank started in July 2001.

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AMERICAN PATRIOT FINANCIAL GROUP, INC.—SUBSIDIARIES